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                                 EXHIBIT 8.1.4.

MORGAN BEAUMONT ANNOUNCES AGREEMENT WITH MONEYGRAM
Friday, November 11, 2005

BRADENTON, FLORIDA - NOVEMBER 11, 2005 - Morgan Beaumont, Inc. (OTC.BB: MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE NetworkTM, today announced an agreement with MoneyGram Payment Systems, Inc., a subsidiary of MoneyGram International, Inc. (NYSE:
MGI), and a leading provider of money transfer services with more than 84,000 money transfer agent locations worldwide.

The service under this agreement, which is currently scheduled for deployment in late-November, will give Morgan Beaumont's stored value card customers the ability to use MoneyGram's nationwide network of thousands of US locations to load value to their Morgan Beaumont cards. MoneyGram's network includes supermarkets, convenience stores, check cashers and financial institutions across the US.

Cliff Wildes, CEO of Morgan Beaumont, stated, "Our relationship with MoneyGram will dramatically expand the number of conveniently located load stations in the US to over 100,000 POPs in our Sire Network, increasing our customer reach and making it easier for our customers to use their stored value cards. MoneyGram's nationwide network includes retail locations that our customers frequent on a day-to-day basis including numerous grocery, drug and convenience stores. We look forward to bringing this added convenience to our customers."

"We are delighted to offer Morgan Beaumont's customers our affordable, reliable and convenient services for their stored value card needs," said Vicki Keller, vice president, product management, global funds transfer for MoneyGram. "Our network of agent locations makes it possible for consumers to find the payment services they need."

About MoneyGram International, Inc.
-----------------------------------
MoneyGram International, Inc. is a leading global payment services company and S & P MidCap 400 company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $825 million in revenue in 2004 and global money transfer agents in 170 countries. For more information, visit the company's website at www.moneygram.com.

About Morgan Beaumont, Inc.
---------------------------
Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Prepaid Card Solutions in the United States. The company has developed the SIRE NetworkTM, a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Prepaid Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM


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technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com.

 "SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

     Contacts:  Erik Jensen, President
                Morgan Beaumont, Inc.
                941-753-2875

                Ken Dennard, Managing Partner
                ksdennard@drg-e.com
                DRG&E / 713-529-6600


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